EXHIBIT 4.5.1

ADVANCED POWER TECHNOLOGY, INC.

INCENTIVE STOCK OPTION LETTER AGREEMENT

TO: «name»

The Plan Administrator of the ADVANCED POWER TECHNOLOGY, INC. (the “Company”) 2005 Equity Incentive Plan (the “Plan”) is pleased to inform you that you have been selected to receive a grant of an incentive stock option under the Plan. Subject to the terms and conditions set forth below and in the Plan, you are hereby granted an incentive stock option under the Plan for the purchase of «shares» shares of the Company’s Common Stock at an exercise price of $«exprice» per share. A copy of the Plan is attached and incorporated into this Agreement by reference.

1. Term: The term of the option is ten years from the date of this Agreement and therefore, to the extent not exercised, will automatically terminate on «termdate», unless sooner terminated.

2. Who May Exercise: During your lifetime, only you can exercise the option. The Plan also provides for exercise of the option by the personal representative of your estate or the beneficiary thereof following your death.

3. Payment for Shares: The option may be exercised by the delivery of cash, personal check (unless the Plan Administrator decides at the time of exercise not to accept a personal check), bank certified or cashier’s check. At the sole discretion of the Plan Administrator, all or part of the required payment may be in the form of a promissory note, according to the terms dictated by the Plan Administrator and the Plan. In addition, payment may be made by transferring shares of Company stock (acquired by the exercise of this Option or previously owned by you) to the Company as payment of the exercise price.

4. Termination of Employment: If your employment with the Company terminates, the unvested portion of such options will expire. Disposition and treatment of vested portions of outstanding options shall be in accordance with the provisions of Section 7 of the Plan.

5. Transfer of Option: The option is not transferable except by will or by the applicable laws of descent and distribution.

6. Criteria Affecting Exercise: Before you can exercise the option, all of the criteria set forth below relating to your length of service with the Company must be realized.

Length of Service Criteria - Vesting: The vesting of options shall be in accordance with the following table:

Period of Your Continuous Employment with the Company (after the date this option is granted)	Portion of Total Options Which is Exercisable
12 months	20%

24 months	40%

36 months	60%

48 months	80%

60 months	100%

The provisions of Section 7 (d) of the Plan “Acceleration of Vesting and Exercisability” are not applicable to the options granted under this letter agreement. Therefore, the options granted under this letter agreement will not be subject to any acceleration of vesting upon any change in control event of the Company.

7. Taxation: The date of grant of this option is «grantdate». If you exercise the option and receive Common Stock of the Company, you may wish to hold the shares for two years after the date of the grant of the option and one year after the date of exercise in order to receive favorable capital gain taxation upon sale. Although exercise of an incentive stock option generally does not result in a tax to the optionee, it may affect an optionee’s alternative minimum tax liability. You should obtain tax advice when exercising your option and before disposing of the shares. The Company makes no representations concerning the tax affect of this option or the subsequent exercise thereof.

Please execute the Acceptance and Acknowledgment set forth below on the enclosed copy of this Agreement and return it to the undersigned.

Very truly yours,
Advanced Power Technology, Inc.

By:

Its	President and Chief Executive Officer

ACCEPTANCE AND ACKNOWLEDGMENT

I, as a resident of the State of Oregon. I accept the incentive stock option described above and in the 2005 Equity Incentive Plan and acknowledge receipt of a copy of this Agreement, including a copy of the Plan. I have reviewed the Plan and am aware of its terms.

Dated:

Optionee’s Signature

Printed Name

By his or her signature below, the spouse of the Optionee, if such Optionee is legally married as of the date of this Agreement, acknowledges that he or she has read this Agreement and the Plan and is familiar with the terms and provisions thereof, and agrees to be bound by all the terms and conditions of this Agreement and the Plan.

Dated:

Spouse’s Signature

Printed Name

By his or her signature below, the Optionee represents that he or she is not legally married as of the date of this Agreement.

Dated:

Optionee’s Signature